UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Rush Enterprises, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2019 Annual Meeting of Shareholders and Proxy Statement

Rush Enterprises, Inc.

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

April 2, 2019

Dear Fellow Rush Shareholders:

You are invited to attend our 2019 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 14, 2019, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s (the “Company”) executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

Fiscal 2018 was one of the strongest years in our history financially, as we achieved net income of $139.1 million and record revenues of $5.5 billion. Our financial results in 2018 were driven by a healthy nationwide economy and strong activity in many of the market segments we support, in addition to our success in executing our strategic aftermarket growth initiatives. Aftermarket revenues were an all-time record high of $1.7 billion, and our absorption ratio was also a record of 122.4%, reflecting our continued focus on profitability. We also executed on our capital allocation strategy by instituting a quarterly cash dividend in 2018, which resulted in two dividend payments totaling $9.3 million being paid to shareholders in 2018, and by repurchasing $125.2 million of our common stock. In addition to our commitment to our shareholder return programs, we also continued to invest in our strategic initiatives and in expanding our network. In 2018, we opened three new full-service Peterbilt dealerships, two new parts and service locations, a new used truck location and expanded an existing leasing facility to include used trucks and all-makes parts.

We expect 2019 to be another strong year for our parts and service business, although we expect the pace of growth in the industry-wide parts and service market will slow slightly in 2019 compared to 2018. Similarly, we expect that 2019 will be another strong year for commercial vehicle sales, based on A.C.T. Research’s current forecasts, and while we believe that Class 8 truck sales in the first half of 2019 will continue at the same pace as the second half of 2018, we will be closely monitoring market factors that could impact sales volumes for the latter half of 2019. We continue to work towards our previously communicated goals of achieving $7.0 billion in revenues with a five percent pretax income return and we believe that our continued focus on our strategic initiatives will help us achieve these goals.

I would be remiss if I did not mention the passing of my father, W. Marvin Rush, the founder of the Company, which occurred on May 17, 2018. His loss is felt throughout our organization, but we take comfort in the legacy he built and the passion he had for our business since he founded it in 1965. While my family and I miss my dad dearly, we were fortunate to have such a loving father, and I was blessed to learn from him and work beside him for nearly 40 years.

At the Annual Meeting, we will ask you to: (i) elect our Board of Directors; and (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019. We will review the Company’s progress during the past year and discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herein.

Thank you for your ongoing support of the Company.

Sincerely,

W.M. “Rusty” Rush
President, Chief Executive Officer and
Chairman of the Board

Rush Enterprises, Inc.

Notice of 2019 Annual Meeting of Shareholders

Date:	May 14, 2019

Time:	10:00 a.m., local time

Place:	Rush Enterprises, Inc.’s executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	April 1, 2019. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting:

Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares by signing, dating, and returning the enclosed proxy card or otherwise by following the voting instructions enclosed herewith will save the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

Items of Business:	●	To elect six (6) directors from among the nominees described in this proxy statement;

	●	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019; and

	●	To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael Goldstone
Vice President, General Counsel and Corporate Secretary

New Braunfels, Texas

April 2, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2019

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2018 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Reports and Proxy Material” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

Date and Time:	May 14, 2019 at 10:00 a.m. (local time)

Location:	Rush Enterprises, Inc.’s (the “Company”) executive offices: 555 IH-35 South, Suite 500 New Braunfels, Texas 78130

Record Date:	April 1, 2019

Mailing Date:	This proxy statement and the related proxy card are being mailed to our shareholders on or about April 18, 2019.

Voting Matters and Board Recommendations

Matter	Our Board’s Recommendation
Elect the six (6) director nominees (page 10)	FOR each director nominee
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019 (page 13)	FOR

Governance Highlights

Governance highlights include:

●	Annual election of all directors;

●	Majority vote standard in all uncontested director elections;

●	Five (5) out of six (6) directors are independent;

●	Director resignation policy;

●	Regular executive sessions of nonemployee directors;

●	Three (3) active Board Committees comprised solely of independent directors;

●	Annual Board and Board Committee self-evaluations;

●	Limitation on outside Board service; and

●	Meaningful director and executive stock ownership guidelines.

Board Nominees

The following table provides summary information about each director nominee. Each director is elected annually. The Board of Directors recently adopted a majority voting standard for uncontested elections. In contested elections, director nominees will be elected based on a plurality standard that is determined by which nominees receive the highest number of votes cast.

Name	Age	Director Since	Occupation		Experience/ Qualification	Independent	AC	CC	NGC
W.M. “Rusty” Rush	60	1996	Chairman, President and C.E.O., Rush Enterprises, Inc.	● ●	Truck Industry Leadership
Thomas A. Akin	64	2004	Partner, Akin, Doherty, Klein & Feuge, P.C.	● ● ●	Accounting Finance Leadership	X	C	X	X
James C. Underwood	75	2008	Former Vice Chairman, Isuzu Commercial Truck of America	● ●	Truck Industry Leadership	X	X	X	X
Raymond J. Chess	61	2014	Former Global Vehicle Line Executive, General Motors Co.	● ●	Truck Industry Leadership	X	X	X	C
William H. Cary	59	2015	Former President, C.O.O. and director, GE Capital	● ●	Finance Leadership	X	X	C	X
Dr. Kennon H. Guglielmo	52	2015	Global Co-Lead, Electronic Controls, Sun Hydraulics Corporation	● ●	Technology Leadership	X	X	X	X

AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chairman

2018 Financial Highlights

For more details, please see our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2019.

We achieved record revenues of $5.5 billion in 2018. We also achieved net income of $139.1 million, or $3.45 per diluted share. Our financial results in 2018 were driven by a healthy nationwide economy and strong activity in many of the market segments we support, in addition to our success in executing our strategic aftermarket growth initiatives. Aftermarket revenues were a record high $1.7 billion and our absorption ratio was also a record high 122.4%, which illustrates our continued focus on profitability. We returned a total of $134.5 million of capital to our shareholders in 2018 in the form of two cash dividend payments totaling $9.3 million and common stock repurchases totaling $125.2 million. Moreover, we ended 2018 in a strong financial position with $131.7 million in cash. We believe that the significant investments that we have made in our strategic growth initiatives over the years are now contributing to our financial results in a meaningful way, as reflected by our record aftermarket revenues.

Compensation Philosophy and Highlights

Our compensation philosophy is to pay for performance. Highlights of our compensation practices include:

What We Do:	What We Do Not Do:

Tie a Significant Portion of Pay to Performance

Retain an Independent Compensation Consultant

Utilize Stock Ownership Guidelines

Have Double-Trigger Severance Arrangements

Mitigate Inappropriate Risk-Taking

Prohibit Hedging and Pledging of Company Stock

Provide Gross-ups for Excise Taxes for New Participants Who Enter the Executive Severance Plan after March 3, 2011 Liberal Recycling of Shares Reprice Stock Options

Corporate Information

Corporate Headquarters:	555 IH-35 South, Suite 500, New Braunfels, Texas 78130

Corporate Website:	www.rushenterprises.com

Investor Relations Website:	http://investor.rushenterprises.com

State of Incorporation:	Texas

Stock Symbol:	NASDAQ® Global Select Market: RUSHA and RUSHB

GENERAL INFORMATION REGARDING THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. on behalf of its Board of Directors for the 2019 Annual Meeting of Shareholders.

When and Where is the Annual Meeting?

The Annual Meeting will be held on May 14, 2019, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of 2019 Annual Meeting of Shareholders.

What Matters Will be Voted Upon at the Annual Meeting?

At the Annual Meeting you will be asked to:

●

Vote upon a proposal to elect W.M. “Rusty” Rush, Thomas A. Akin, James C. Underwood, Raymond J. Chess, William H. Cary and Dr. Kennon H. Guglielmo as directors to hold office until the 2020 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

●	Vote upon a proposal to ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2019 fiscal year; and

●	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who is Entitled to Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (“Class A Common Stock”) and of the Company’s Class B Common Stock, $.01 par value per share (“Class B Common Stock”) at the close of business on April 1, 2019, which is the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.” Shares that may be voted include shares that are held (a) directly by the shareholder of record and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 28,188,974 shares of Class A Common Stock and 8,691,950 shares of Class B Common Stock entitled to be voted at the Annual Meeting. The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the Annual Meeting. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What is the Difference Between Holding Shares as a “Registered Owner” and as a “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. The following summarizes some distinctions between registered shares and those owned beneficially:

●

Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

●

Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares in person at the Annual Meeting.

What Constitutes a Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares. Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the six (6) director nominees (Proposal No. 1) is considered a non-routine matter. Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on that proposal. Because brokers, banks and other nominees will not be able to vote on this proposal without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm for the 2019 fiscal year (Proposal No. 2) is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What Shareholder Approval is Necessary for Approval of the Proposals?

●	Election of Directors

In an uncontested director election, a majority of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. In the event that a director receives more “withheld” votes than “for” vote, that director must promptly tender a letter of resignation to the Board of Directors, at which point the Nominating and Governance Committee will recommend whether to accept or reject such resignation offer. In a contested director election, a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the six (6) director nominees receiving the highest number of votes in a contested director election will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

●	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the Annual Meeting, is required for the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2019 fiscal year. Abstentions will have the same effect as votes against this proposal.

May I Vote my Shares in Person at the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the Annual Meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the Annual Meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the Annual Meeting, completed such legal proxy and timely presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How Can I Vote My Shares Without Attending the Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares. You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares are Held in “Street Name,” Will My Broker, Bank or Other Nominee Vote My Shares for Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters. The proposal to elect the six (6) director nominees is considered a non-routine matter. The proposal to ratify the appointment of EY as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Michael Goldstone, our General Counsel, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted: (a) FOR the election of the director nominees; (b) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2019 fiscal year; and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

May I Revoke My Proxy and Change My Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by: (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone; or (c) attending the Annual Meeting and timely giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote: (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions; or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the Annual Meeting, by attending the Annual Meeting, timely presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay the Costs of Soliciting Proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company. Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Common Stock.

What Other Business Will be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be brought before the Annual Meeting. If any other matters should be properly brought before the Annual Meeting, the persons named as proxies, Steven L. Keller and Michael Goldstone, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

What are the Deadlines to Nominate Directors or to Propose Other Business for Consideration at the 2020 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2020 Annual Meeting of Shareholders, the proposal: (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, on or before December 20, 2019; (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws and regulations and the Company’s Amended and Restated Bylaws; and (c) must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2020 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2020 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone, not later than the close of business on February 14, 2020 and not earlier than the close of business on January 15, 2020. In the event that the date of the 2020 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2019 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2020 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone.

Who Will Count the Votes at the Annual Meeting?

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the inspector of election at the Annual Meeting.

Where Can I Find the Voting Results of the Annual Meeting?

The Company intends to publish final voting results of the Annual Meeting in a current report on Form 8-K within four (4) business days after the Annual Meeting.

What Should I do if I Receive More Than One Set of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

What is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2018 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2018 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone. The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2018 Annual Report upon receipt of such request. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What do I Need to do Now?

First, read this proxy statement carefully. Then, if you are a registered owner, you should submit your proxy as soon as possible by executing and returning the proxy card. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted: (a) FOR the approval of W.M. “Rusty” Rush, Thomas A. Akin, James C. Underwood, Raymond J. Chess, William H. Cary and Dr. Kennon H. Guglielmo as directors to hold office until the 2020 Annual Meeting of Shareholders; (b) FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2019 fiscal year; and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement or our 2018 Annual Report, or if you need directions to or special assistance at the Annual Meeting, please call Michael Goldstone toll free at (800) 973-7874. In addition, information regarding the Annual Meeting is available via the Company’s website at www.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY YOUR BROKER, BANK OR OTHER NOMINEE.

PROPOSALS

1.	Election of Directors

The Company’s Board of Directors currently consists of six (6) directors, one (1) of whom serves as our Chairman, President and Chief Executive Officer and five (5) of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market. Applying these independence standards, the Board of Directors has determined that Messrs. Akin, Underwood, Chess, Cary and Dr. Guglielmo are all independent directors. After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market. In particular, the Board of Directors considered the relationships and transactions described on page 16 of this proxy statement under “Director Independence Determinations” and on page 57 of this proxy statement under “Certain Relationships and Related Transactions.”

The six (6) directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal. All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

The names of the director nominees, along with their present positions, principal occupations, current directorships held with other public corporations, as well as directorships during the past five (5) years, their ages and the year first elected as a director of the Company, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

W.M. “Rusty” Rush

Chairman of the Board since May 2013; Chief Executive Officer of the Company since 2006; President of the Company since 1995; Chief Operating Officer of the Company from 2001 to 2006; and Vice President and Executive Vice President of the Company from 1990 until 1995.

Qualifications: W.M. “Rusty” Rush’s day-to-day leadership as chief executive officer of the Company, as well as his years of experience at the Company in a variety of functions with increasing responsibility, provides the Board with deep knowledge of the Company’s operations and industry and gives the Board unique insights into the Company’s challenges and opportunities, as well as its day-to-day operations and risks.

Current Directorships: None

Former Directorships: None

Age: 60

Director Since: 1996

Thomas A. Akin

Certified Public Accountant in the audit department of EY from 1976 until 1989; and director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas, since 1991.

Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

Qualifications: Mr. Akin’s extensive financial reporting expertise provides the Board with valuable insight into the Company’s financial reporting obligations and internal controls.

Current Directorships: None

Former Directorships: None

Age: 64

Director Since: 2004

James C. Underwood

Veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors; former President and Chief Operating Officer of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States; and Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement in February 2008.

Qualifications: Mr. Underwood’s extensive commercial truck experience provides the Board with unique knowledge of a commercial truck manufacturer’s perspective on various issues impacting the Company, which is critical for the Board in assessing the Company’s strategic goals.

Current Directorships: None

Former Directorships: None

Age: 75

Director Since: February 2008

Raymond J. Chess

Former Global Vehicle Line Executive for General Motors Co. (“GM”), where he was responsible for global, cross-functional general management of the GM crossover market segment from 2009 to 2012; from 2001 to 2009, he was responsible for GM's commercial truck segment.

Mr. Chess joined GM in 1980 and served in varying capacities, including Vehicle Line Executive, Vehicle Line Director, Chief Manufacturing Engineer, and General Superintendent for Manufacturing Engineering.

Qualifications: Mr. Chess’s extensive commercial truck experience provides the Board with a manufacturer’s perspective on various issues that are highly beneficial to the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships:

Chairman of the Board of Workhorse Group Inc., formerly known as AMP Holdings, Inc.

Former Directorships: None

Age: 61

Director Since: January 2014

William H. Cary

President, Chief Operating Officer and a director of GE Capital, the financial services unit of General Electric Company (“GE”), from November 2008 until January 2015; he also served as a Senior Vice President of GE from November 2006 until January 2015; Mr. Cary joined GE in 1986 as a member of the Financial Management Program and served in a variety of financial positions around the world.

Qualifications: Mr. Cary’s extensive commercial finance experience and leadership experience as an executive officer and director of GE Capital and executive officer of GE provides the Board with valuable insight into many issues and opportunities facing the Company as it strives to maintain its position as the premier service provider to the commercial vehicle industry.

Current Directorships: BRP Inc.; Ally Financial Inc.

Former Directorships: Synchrony Financial

Age: 59

Director Since: January 2015

Dr. Kennon H. Guglielmo

Global Co-Lead, Electronic Controls for Sun Hydraulics Corporation (“Sun”) (NASDAQ: SNHY) since March 2017; Dr. Guglielmo is also Co-General Manager of Enovation Controls, LLC (“Enovation”), which Sun acquired in December 2016; Dr. Guglielmo was formerly the Chief Technology Officer and a director of Enovation from 2009 until December 2016; Enovation operates as a wholly owned subsidiary of Sun and is a leading global provider of electronic control, display, and instrumentation solutions for recreational and off-highway vehicles, as well as stationary and power generation equipment; Dr. Guglielmo is also Co-CEO and a director of Genisys Controls, LLC, which is the parent company of EControls, LLC, a leading global provider of electronic fuel injection systems for industrial, off-highway and heavy-duty on-highway engines.

Qualifications: Dr. Guglielmo’s technical expertise with respect to engine control systems and his entrepreneurial and business leadership experience provides the Board with valuable insight as the Company evaluates strategic opportunities to expand its portfolio of customer solutions.

Current Directorships: None

Former Directorships: None

Age: 52

Director Since: January 2015

The Board of Directors unanimously recommends a vote “FOR” each of the above director nominees.

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

2.	Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019

The Audit Committee has appointed the firm of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. EY has served as the Company’s independent public accounting firm for the fiscal years 2002 through 2018 and is considered by management of the Company to be well-qualified. If the shareholders do not ratify the appointment of EY, the Audit Committee may reconsider their appointment.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2019.

COMPANY INFORMATION

The Board’s Committees and Their Functions

The business of the Company is managed under the direction of the Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors. The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee – In 2018, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chairman of the Audit Committee, Raymond J. Chess, James C. Underwood, William H. Cary and Dr. Kennon H. Guglielmo. The Audit Committee met four (4) times during 2018. The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Messrs. Akin and Cary have the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The specific responsibilities of the Audit Committee include:

●

Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

●	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

●	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

●

Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

●	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●

At least annually, and as otherwise required, reviewing with the General Counsel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

●

Meeting at least annually, and as otherwise required, with the Company’s Chief Ethics and Compliance Officer to review the implementation and effectiveness of the Company’s ethics and compliance program;

●	Meeting at least annually, and as otherwise required, with the Chief Financial Officer and representatives of the independent auditor in separate executive sessions;

●	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

●	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee – In 2018, the Company’s Compensation Committee consisted of the following directors: James C. Underwood, Chairman of the Compensation Committee, Thomas A. Akin, Raymond J. Chess and Dr. Kennon H. Guglielmo. The Compensation Committee met four (4) times during 2018. Effective in January 2019, William H. Cary joined the Compensation Committee and was named the Chairman of the committee. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.

The specific responsibilities of the Compensation Committee include:

●	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

●

Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

●	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

●	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

●	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

●	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors;

●	Considering the independence of any compensation consultant, independent legal counsel or other advisor prior to retaining or obtaining the advice from such advisor; and

●	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations. The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Compensation Committee Interlocks and Insider Participation – During the 2018 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors. No current or past officer or employee of the Company served on the Compensation Committee during the 2018 fiscal year. Mr. Akin has certain relationships with Texstar National Bank. For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below on page 57 of this proxy statement.

For more information regarding the Compensation Committee, please refer to the Compensation Committee Report contained in this proxy statement.

Nominating and Governance Committee – In 2018, the Company’s Nominating and Governance Committee consisted of the following directors: Raymond J. Chess, Chairman of the Nominating and Governance Committee, Thomas A. Akin, James C. Underwood and William H. Cary. The Nominating and Governance Committee met four (4) times during 2018. Effective in January 2019, Dr. Kennon H. Guglielmo joined the Nominating and Governance Committee. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.

The specific responsibilities of the Nominating and Governance Committee include:

●	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

●	Recommending individuals to fill vacancies on the Board of Directors;

●	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

●	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

●	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

●	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

●	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

●	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Director Independence Determinations

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the NASDAQ® Global Select Market. In accordance with its charter, and as set forth above, the Nominating and Governance Committee has reviewed the independence of all nonemployee director nominees and reported its findings to the Board of Directors, which affirmatively determined that Messrs. Akin, Underwood, Chess, Cary and Dr. Guglielmo are independent.

In making its determination on the independence of each nonemployee director, all transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and management are reviewed, based on information requested from and provided by each director on an annual basis.

In particular, the following specific relationship was reviewed and considered but was not deemed to affect the independence of the applicable director:

●

Mr. Akin has certain relationships with Texstar National Bank. For a further description of this relationship, see “Certain Relationships and Related Transactions” set forth below on page 55 of this proxy statement.

The Nominating and Governance Committee recommended the above-described conclusions to the Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the Board of Directors.

Board Leadership Structure

Mr. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors of the Company has determined that the appointment of our President and Chief Executive Officer as the Chairman of the Board of the Company promotes a unity of vision for the Company as it implements its strategic objectives. In addition, the President and Chief Executive Officer is the director most familiar with our business and operations and is uniquely situated to lead discussions on important matters affecting the business of the Company, as well as its day-to-day operations and risks. The Board of Directors believes that the Company is best served by a Chairman of the Board who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. Consequently, the Board of Directors has determined that W.M. “Rusty” Rush is uniquely able to serve as Chairman of the Board. By combining the Chairman of the Board with the President and Chief Executive Officer positions, the Board of Directors believes that there is a firm link between management and the Board which promotes the development and implementation of our strategic goals. Additionally, W.M. “Rusty” Rush serving as Chairman of the Board, President and Chief Executive Officer demonstrates to the manufacturers the Company represents and the Company’s customers, shareholders and employees that the Company is under stable leadership.

Our Board of Directors does not have a designated “lead independent director.” The Board of Directors has determined that the appointment of a lead independent director is not necessary because each of the independent directors plays an active role in Board matters. Notwithstanding the above, the Company’s nonemployee directors communicate frequently and hold regular executive sessions, with the appropriate nonemployee director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, or through the Company’s Ethics Helpline at (877) 888-0002. Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics Helpline at (877) 888-0002.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees. The Rush Driving Principles are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer. Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website or otherwise disclosed as required by applicable laws, rules or regulations. The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders. The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Michael Goldstone:

●	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

●	Name, age and address of the candidate;

●

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

●

Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

●	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors a sufficient opportunity to evaluate one another and the candidate’s potential service on the Board of Directors. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable future, the candidate is contacted to confirm his or her interest and willingness to serve. Members of the Nominating and Governance Committee conduct in-person interviews and may invite executive officers of the Company to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. The Board of Directors believes that diversity, in terms of a candidate’s gender, race, ethnicity, differences in backgrounds, experiences, and personal characteristics, is important to the effectiveness of the Board of Director’s oversight of the Company. Accordingly, the Board of Directors is committed to seeking out highly qualified diverse candidates in each search for new candidates that the Board of Directors undertakes and has tasked the Nominating and Governance Committee with ensuring that such candidates are included. Whether such search is conducted internally or with the help of a third-party consultant, the Nominating and Governance Committee will consider a candidate’s race, gender, and ethnicity and such other factors as the Board of Directors deems appropriate.

At the conclusion of this identification and evaluation process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors. This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Board of Directors changes jobs, he is required to notify the Nominating and Governance Committee. The Nominating and Governance Committee shall review the appropriateness of the director remaining on the Company’s Board of Directors given the director’s change in job. If the Nominating and Governance Committee concludes that it would be inappropriate for the affected director to remain on the Board of Directors, then the Nominating and Governance Committee shall ask the affected director to resign from the Company’s Board of Directors. The affected director is expected to act in accordance with the Nominating and Governance Committee’s recommendation. Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72. Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 23, 2015, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold shares of the Company’s Common Stock equal to five (5) times the value of each of their respective annual cash retainer. Each current director and any new directors will be given five (5) years from the date of their first appointment or election to the Board of Directors to comply with these stock ownership guidelines. As of December 31, 2018, each of the directors then serving was in compliance with the stock ownership guidelines.

Meetings of the Board of Directors

During 2018, the Board of Directors met nine (9) times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and committees of which he was a member. The Board of Directors regularly schedules a meeting to occur the day of the annual meeting of shareholders. Although the Company has no formal policy on director attendance at annual meetings, this scheduling facilitates their attendance. All of the directors then serving attended the Company’s 2018 Annual Meeting of Shareholders, and all directors currently in office are expected to attend the 2019 Annual Meeting of Shareholders.

The nonemployee directors hold executive sessions at least two times per year during regularly scheduled Board meetings. Different nonemployee directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk oversight function. The Board of Directors, with the assistance of its standing committees, Chief Executive Officer, Chief Financial Officer, General Counsel and other officers of the Company, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities. The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors. W.M. “Rusty” Rush serves as the Chairman of the Board, President and Chief Executive Officer of the Company. As a result of the Chairman’s in-depth knowledge of the Company’s operations and industry, the Board of Directors has greater insight into the Company’s operations and risks. W.M. “Rusty” Rush’s unique depth of knowledge, experience and expertise give the Board a more complete and holistic view of the material risks of the Company.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature. With the assistance of the Chief Executive Officer, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

●	The Company’s overall compensation levels are competitive with the market;

●	The Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

●	The Company’s implementation of stock ownership guidelines;

●	The Compensation Committee’s oversight of equity compensation plans; and

●	The high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company’s Executive Officers

Set forth below is information with respect to each executive officer of the Company as of April 1, 2019.

Name	Age	Position
W.M. “Rusty” Rush	60	Chairman of the Board, President and Chief Executive Officer
Michael J. McRoberts	60	Chief Operating Officer
Steven L. Keller	49	Chief Financial Officer and Treasurer
Derrek Weaver	46	Executive Vice President
Scott Anderson	61	Senior Vice President – Finance, Insurance and Leasing
James E. Thor	62	Senior Vice President – Truck Sales and Marketing

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006. He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer. W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. W.M. “Rusty” Rush was appointed Chairman of the Board in May 2013.

Michael J. McRoberts was appointed to the position of Chief Operating Officer in July 2016. Prior to his promotion, he served as Senior Vice President – Dealer Operations from March 2013 to July 2016. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in Accounting from Southern Illinois University.

Steven L. Keller has served as Chief Financial Officer and Treasurer of the Company since April 2011. In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company’s finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

Derrek Weaver was appointed to the position of Executive Vice President in March 2017. Prior to his promotion, he served as Senior Vice President, General Counsel and Corporate Secretary of the Company from April 2011 to March 2017. Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Prior to joining the Company, Mr. Weaver was an associate attorney at Fulbright & Jaworski L.L.P. (now known as Norton Rose Fulbright). Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

Scott Anderson has served as Senior Vice President – Finance, Insurance and Leasing of the Company since 2007. He served as Vice President – Finance and Insurance of the Company from 2005 until his promotion to Senior Vice President – Finance and Insurance in February 2006. Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. Mr. Anderson has over 37 years of experience in the commercial equipment finance industry.

James E. Thor has served as Senior Vice President – Truck Sales and Marketing since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company. In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Each of the Company’s executive officers was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock as of March 15, 2019. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

	Class A Common Stock		Class B Common Stock
Name and Address	Shares	% of Class	Shares	% of Class	% Total Voting Power(1)
Estate of W. Marvin Rush(2)	13,148	*	3,455,984	38.7	33.2
W.M. “Rusty” Rush(3)	427,505	1.4	3,420,198	37.7	32.5
3MR Partners, L.P.(4)	2,749	*	3,002,749	33.7	28.8
GAMCO Investors, Inc. ET AL(5)	80,410	*	1,047,804	11.7	10.1
Dimensional Fund Advisors LP(6)	2,585,491	8.7	729,224	8.2	8.2
The Vanguard Group(7)	3,773,405	12.7	—	*	1.8
BlackRock, Inc.(8)	2,720,417	9.1	—	*	1.3

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)

Based on a total of (a) 28,204,530 shares of Class A Common Stock and 8,922,526 shares of Class B Common Stock outstanding on March 15, 2019, and (b) 1,595,656 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2019 (collectively referred to herein as “Vested Options”).

(2)

Includes 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which the estate of W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. The estate of W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 24 below. For the exclusive purpose of this proxy statement, the address of the estate of W. Marvin Rush is Rush Enterprises, Inc., C/O the estate of W. Marvin Rush, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(3)

Includes (a) 342,500 shares of Class A Common Stock with respect to Vested Options and (b) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and the estate of W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and the estate of W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see footnote (4) below and the Note Regarding Rush Family Holdings on page 24 below. The address of W.M. “Rusty” Rush is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. Also includes 61,000 shares of Class B Common Stock with respect to unvested restricted stock awards and 56,666 shares of Class B Common Stock with respect to unvested restricted stock units (“RSUs”), which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(4)

The address of 3MR Partners, L.P. is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130. As general partners, the estate of W. Marvin Rush and W.M. “Rusty” Rush have shared power to vote and dispose of or direct the vote and disposition of all of these shares.

(5)

GAMCO Investors, Inc., together with certain affiliates and subsidiaries, including Gabelli Funds, LLC and Teton Advisors, Inc., has (a) sole voting power of 56,110 shares of Class A Common Stock and 983,804 shares of Class B Common Stock, and (b) sole dispositive power of 80,410 shares of Class A Common Stock and 1,047,804 shares of Class B Common Stock. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.  This information is based solely on information contained in GAMCO Investors, Inc.’s and certain of its affiliates’ Schedule 13F, filed with the SEC on January 31, 2019, by each of GAMCO Investors, Inc., Gabelli Funds, LLC and Teton Advisors, Inc. Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(6)

Dimensional Fund Advisors LP has (a) sole voting power of 2,484,245 shares of Class A Common Stock and 721,679 shares of Class B Common Stock, and (b) sole dispositive power of 2,585,491 shares of Class A Common Stock and 729,224 shares of Class B Common Stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. This information is based solely on information contained in Schedule 13G/A11 and 13G/A12, filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(7)

The Vanguard Group has (a) sole voting power of 44,023 shares of Class A Common Stock, and (b) sole dispositive power of 3,725,652 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely on information contained in Schedule 13G/A6, filed with the SEC on February 12, 2019. The Vanguard Group is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by The Vanguard Group.

(8)

BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 2,492,803 shares of Class A Common Stock, and (b) sole dispositive power of 2,720,417 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is based solely on information contained in Schedule 13G/A9, filed with the SEC on February 6, 2019. Neither BlackRock, Inc. nor any of its subsidiaries listed in Schedule 13G/A9 are affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

Security Ownership of our Executive Officers and Directors

The table below sets forth certain information as of March 15, 2019 with respect to our Common Stock that is beneficially owned by each director and named executive officer and all of our directors and executive officers as a group. Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC. The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W.M. “Rusty” Rush(3)	427,505	1.4	3,420,198	37.7	32.5
Thomas A. Akin	128,407	*	—	*	*
James C. Underwood	25,098	*	—	*	*
Raymond J. Chess	14,931	*	—	*	*
William H. Cary	10,758	*	—	*	*
Dr. Kennon H. Guglielmo	17,103	*	—	*	*
Michael J. McRoberts(4)	35,113	*	70,537	*	*
Steven L. Keller(5)	129,188	*	74,817	*	*
Derrek Weaver(6)	41,627	*	76,745	*	*
James E. Thor(7)	50,205	*	65,456	*	*
All executive officers and directors as a group (11 persons, including the executive officers and directors listed above) (8)	911,895	3.1	3,653,615	40.9	35.5

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)

Based on a total of (a) 28,204,530 shares of Class A Common Stock and 8,529,433 shares of Class B Common Stock outstanding on March 15, 2019, and (b) 1,595,565 shares of Class A Common Stock underlying vested options and options that will vest within 60 days of March 15, 2019 (collectively referred to herein as “Vested Options”).

(3)

Includes (a) 342,500 shares of Class A Common Stock with respect to Vested Options and (b) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and the estate of W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and the estate of W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P. Also see the Note Regarding Rush Family Holdings below. Also includes 61,000 shares of Class B Common Stock with respect to unvested restricted stock awards and 56,666 shares of Class B Common Stock with respect to unvested RSUs, which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(4)

Includes 28,500 shares of Class A Common Stock with respect to Vested Options. Also includes 18,000 shares of Class B Common Stock with respect to unvested restricted stock awards and 14,800 shares of Class B Common Stock with respect to unvested RSUs, which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(5)

Includes 93,001 shares of Class A Common Stock with respect to Vested Options. Also includes 14,000 shares of Class B Common Stock with respect to unvested restricted stock awards and 12,799 shares of Class B Common Stock with respect to unvested RSUs, which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(6)

Includes 35,001 shares of Class A Common Stock with respect to Vested Options. Also includes 14,000 shares of Class B Common Stock with respect to unvested restricted stock awards and 12,799 shares of Class B Common Stock with respect to unvested RSUs, which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(7)

Includes 28,026 shares of Class A Common Stock with respect to Vested Options. Also includes 12,400 shares of Class B Common Stock with respect to unvested restricted stock awards and 12,399 shares of Class B Common Stock with respect to unvested RSUs, which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

(8)

Reflects information above, as well as information regarding our unnamed executive officers; provided, however, that shares reflected more than once in the table above with respect to W.M. “Rusty” Rush are only reflected once in this line. See the Note Regarding Rush Family Holdings below. Also includes 131,800 shares of Class B Common Stock with respect to unvested restricted stock awards and 121,529 shares of Class B Common Stock with respect to unvested RSUs, which such shares are not included in the “% of Class” or “% Total Voting Power” columns. In addition, includes shares of Class A and Class B Common Stock that are currently held in the Rush Enterprises, Inc. Deferred Compensation Plan, which are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders.

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the tables above. The 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P. are included four times in the above tables under the names of W. Marvin Rush and W.M. “Rusty” Rush (that is, there are only 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock rather than 10,996 shares of Class A Common Stock and 12,010,996 shares of Class B Common Stock). For purposes of the above tables, removing the shares counted multiple times results in an aggregate total ownership of 1.3% of outstanding Class A Common Stock and 45.3% of outstanding Class B Common Stock for the estate of W. Marvin Rush, W.M. “Rusty” Rush and 3MR Partners, L.P. The estate of W. Marvin Rush and W.M. “Rusty” Rush each disclaim beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above. W.M. “Rusty” Rush is the son of W. Marvin Rush, who passed away in May 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2018 for the following executive officers of the Company (collectively, the “named executive officers”):

●	W.M. “Rusty” Rush, our Chairman of the Board of Directors, President and Chief Executive Officer;

●	Michael J. McRoberts, our Chief Operating Officer;

●	Steven L. Keller, our Chief Financial Officer and Treasurer;

●	Derrek Weaver, our Executive Vice President; and

●	James E. Thor, our Senior Vice President – Truck Sales and Marketing.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company.

2018 Financial Highlights

We achieved record revenues of $5.5 billion in 2018. We also achieved net income of $139.1 million, or $3.45 per diluted share. Our financial results in 2018 were driven by a healthy nationwide economy and strong activity in many of the market segments we support, in addition to our success in executing our strategic aftermarket growth initiatives. Aftermarket revenues were a record high $1.7 billion and our absorption ratio was also a record high 122.4%, which illustrates our continued focus on profitability. We returned a total of $134.5 million of capital to our shareholders in 2018 in the form of two cash dividend payments totaling $9.3 million and common stock repurchases totaling $125.2 million. Moreover, we ended 2018 in a strong financial position with $131.7 million in cash. We believe that the significant investments that we have made on our strategic growth initiatives over the years are now contributing to our financial results in a meaningful way, as reflected by our record aftermarket revenues.

Executive Compensation Highlights

Key aspects of our executive compensation program in 2018 included the following:

What We Do:	Tie Pay to Performance. A significant portion of each executive officer’s annual compensation is tied to corporate and individual performance.
Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide services to management.
Utilize Stock Ownership Guidelines. We have significant stock ownership guidelines.

 Have Double-Trigger Severance Arrangements. Our Executive Severance Plan and equity award agreements require a qualifying termination of employment in addition to a change in control in the Company before change in control benefits or accelerated equity vesting are triggered.

 Mitigate Inappropriate Risk-Taking. We structure our compensation programs so that they minimize inappropriate risk-taking by our executive officers and other employees, including appropriately balancing base pay versus variable pay and short-term versus long-term incentives.

Prohibit Hedging and Pledging. Our insider trading policy prohibits all employees and directors from hedging or pledging the economic interest in the Company shares they hold.

What We DO NOT Do:

 Provide Gross-ups for Excise Taxes. Pursuant to the Compensation Committee’s policy, any participant who enters the Executive Severance Plan after March 3, 2011, is not entitled to a gross-up for any excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control of the Company. Consequently, Mr. McRoberts is not entitled to excise tax gross-up payments under the Executive Severance Plan.

Reprice Stock Options. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.
Liberal Share Recycling. Our Amended and Restated 2007 Long-Term Incentive Plan prohibits liberal share recycling.

The Compensation Committee believes that our 2018 executive compensation program is strongly aligned with pay-for-performance principles. Specifically, a significant percentage of the total direct compensation (i.e., base salary, cash performance bonus and annual equity incentive awards) of Messrs. W.M. “Rusty” Rush, McRoberts, Keller, Weaver and Thor that was granted in 2018 was “at-risk,” as the following graphs illustrate:

RUSH NAMED EXECUTIVE OFFICERS 2018 TOTAL DIRECT COMPENSATION MIX(1)

CEO MIX	OTHER NEO MIX (AVERAGE)

(1) The above graphs exclude the named executive officers’ employee benefits and perquisites, as these are not included in the definition of “total direct compensation.”

Shareholder Advisory Vote to Approve Executive Compensation

We conducted our third advisory vote to approve executive compensation at our 2017 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of our shareholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of approximately 85% of the votes cast thereon. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote to approve executive compensation every three years at our 2017 Annual Meeting of Shareholders, we have currently determined that the advisory vote to approve executive compensation will be conducted every three years, with the next advisory vote to approve executive compensation being held at the 2020 Annual Meeting of Shareholders. Shareholders must be given the opportunity to vote, on an advisory basis, on the frequency of future say-on-pay votes at least every six years. The next required advisory vote on the frequency of future say-on-pay votes will occur no later than our 2023 Annual Meeting of Shareholders.

Compensation Objectives

Our executive compensation program is intended to accomplish the following objectives:

●	Provide a competitive compensation package that enables us to attract, motivate and retain talented executives who contribute to the success of our business;

●	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

●	Align executives’ interests with those of our shareholders.

As further discussed below, in 2018 the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant prior to approving the individual pay components of the named executive officers to help ensure such compensation was competitive in our marketplace for executive talent. Furthermore, as illustrated in the above graph, a significant portion of total direct compensation (base salary, cash performance bonus and equity incentive awards) of Messrs. W.M. “Rusty” Rush, McRoberts, Keller, Weaver and Thor was “at risk” compensation, delivered in the form of a cash performance bonus and annual equity incentive awards. The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving both our short- and long-term business objectives and strategies and align their interests with our shareholders.

Compensation-Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards. The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above. In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

●	Our financial and operating performance;

●	The roles and responsibilities of the named executive officers;

●	Evaluations of the named executive officers’ performance;

●	Competitive pay information;

●	Historical compensation levels; and

●	Recommendations by our Chief Executive Officer.

In general, the named executive officers’ compensation is impacted by individual performance, as noted above. However, the assessment of the named executive officers’ individual performance by the Compensation Committee and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company and is not based upon quantitative performance measures. The Compensation Committee believes that basing individual performance on quantitative performance measures increases the possibility that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders. The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2018 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by management. The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of RSU awards for each of our executive officers, including the named executive officers, for 2018. The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers. In 2018, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

In 2018, certain executive officers, including W.M. “Rusty” Rush, regularly attended Compensation Committee meetings and, upon the Compensation Committee’s request, provided compensation and other related information to the Compensation Committee. However, W.M. “Rusty” Rush was not present during the Compensation Committee’s discussions and approval of his own compensation nor did he attend executive sessions of the Compensation Committee.

In setting and approving 2018 executive compensation, W.M. “Rusty” Rush: (i) formulated recommendations on matters of compensation philosophy, objectives and design; (ii) provided an overview of our financial and operating performance; (iii) provided the results of his annual performance evaluation of Messrs. McRoberts, Keller, Weaver and Thor; and (iv) provided compensation recommendations for Messrs. McRoberts, Keller, Weaver and Thor.

W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted his compensation recommendations for Messrs. McRoberts, Keller, Weaver and Thor:

●

Michael J. McRoberts. Mr. McRoberts, as our Chief Operating Officer, is responsible for all of the Company’s Rush Truck Centers’ operations, including sales of aftermarket parts, service and collision center operations, and the Company’s vehicle up-fitting, CNG fuel systems and vehicle telematics businesses. In addition, Mr. McRoberts also oversees the Company’s information technology department. In 2018, Mr. McRoberts continued to provide invaluable insight and leadership in support of the Company’s investment in its long-term growth strategy. For example, he led the enhancement of our RushCare solutions portfolio by overseeing the launch of RushCare Parts Connect, a business-to-business ecommerce platform and also oversaw the efforts to recruit and hire an additional 300 technicians during the year, a 12.5% increase compared to 2017. Mr. McRoberts’s efforts helped grow our aftermarket parts, service and collision center revenues by over 13.5% in 2018, compared to 2017.

●

Steven L. Keller. Mr. Keller, as our Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax. Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position. In 2018, Mr. Keller continued to perform an important role in our strategic and corporate development initiatives, and his work contributed greatly to our achievement of strong net income. Mr. Keller also oversaw the execution of our capital allocation program in 2018, which returned a total of $134.5 million of capital to our shareholders in the form of two cash dividend payments totaling $9.3 million and common stock repurchases totaling $125.2 million.

●

Derrek Weaver. Mr. Weaver, as our Executive Vice President, is responsible for the Company’s real estate, human resources and legal departments. In addition, he also contributes to our strategic and corporate development initiatives. In 2018, Mr. Weaver’s efforts were critical in the expansion of our network, which included opening three new full-service Peterbilt dealerships, two new parts and service locations, a new used truck location and expanding an existing leasing facility to include used trucks and all-makes parts sales. Mr. Weaver also continues to work on various strategic initiatives that are laying the foundation for our future growth and profitability.

●

James E. Thor. Mr. Thor, as our Senior Vice President – Truck Sales and Marketing, is responsible for new and used truck sales at the Company’s dealerships, as well as the Company’s marketing efforts. In 2018, Mr. Thor demonstrated strong management and business development skills by working hard to grow our truck sales and increase our market share. Mr. Thor’s efforts lead to Class 8 truck sales that increased by 12% and Class 4-7 medium-duty truck sales that increased by 18% in 2018 compared to 2017.

Based on his performance evaluations of the above named executive officers and one or more of the other factors set forth above under “Compensation-Setting Process,” W.M. “Rusty” Rush made a recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the annual equity incentive awards granted to Messrs. McRoberts, Keller, Weaver and Thor for 2018.

W.M. “Rusty” Rush did not use any formula in determining his compensation recommendations. The Compensation Committee has complete discretion to approve, disapprove, or alter W.M. “Rusty” Rush’s compensation recommendations.

In 2018, the Compensation Committee accepted, without modification, the recommendations of W.M. “Rusty” Rush regarding the base salary, cash performance bonus, and annual equity incentive awards of Messrs. McRoberts, Keller, Weaver and Thor. The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of these named executive officers in 2018.

W.M. “Rusty” Rush did not make any compensation recommendations regarding his compensation in 2018.

The Chief Executive Officer’s and Chairman’s Compensation

In 2018, the Compensation Committee approved W.M. “Rusty” Rush’s base salary, cash performance bonus, and equity awards based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company’s success in 2018, which was one of the strongest years financially in the Company’s history. In addition to successfully managing the business to record-high revenues of $5.5 billion and strong profitability, his efforts led to our realizing returns on investments in our long–term growth strategy, as evidenced by our successful execution of certain of our strategic initiatives, including expanding aftermarket offerings and vehicle technologies’ solutions, which corresponded to record-high aftermarket sales and profitability. In addition, Mr. Rush’s leadership was important in the areas of increasing Class 8 truck sales by 12% and Class 4-7 commercial vehicle sales by 18% in 2018 compared to 2017, and in our success in hiring significantly more aftermarket sales representatives and service technicians.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to conduct an assessment of our executive compensation program. In 2018, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”), an independent compensation consultant, to:

●	Assess the composition of our custom peer group;

●

Review the executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

●	Assess the competitiveness of the executive officers’ current pay levels.

The Compensation Committee has established procedures that are intended to maintain CAP’s independence. These procedures include a direct reporting relationship of CAP to the Compensation Committee. With the consent of the Chairman of the Compensation Committee, CAP may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

CAP was hired to serve as the Compensation Committee’s independent compensation consultant in 2018. CAP has never provided any services to the Company, nor received any payments from the Company, other than in its capacity as a consultant to the Compensation Committee. The Compensation Committee assessed whether the services provided by CAP in 2018 raised any conflicts of interest pursuant to the SEC rules and concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee generally considers in setting the named executive officers’ compensation is competitive pay information. In July 2018, CAP derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The July 2018 peer group was composed of the following 18 companies:

●	Advance Auto Parts Inc.	●	Lithia Motors Inc.
●	Allison Transmission Holdings, Inc.	●	O’Reilly Automotive, Inc.
●	Asbury Automotive Group, Inc.	●	Oshkosh Corporation
●	AutoZone, Inc.	●	Sonic Automotive Inc.
●	Briggs & Stratton Corporation	●	Standard Motor Products Inc.
●	Group 1 Automotive Inc.	●	Swift Transportation Company
●	H&E Equipment Services Inc.	●	Trinity Industries, Inc.
●	Hub Group Inc.	●	United Rentals, Inc.
●	Landstar System Inc.	●	Westinghouse Air Brake Technologies Corporation

There were no material changes to the composition of the peer group from 2017 to 2018, except for the removal of Titan Machinery, Inc. and the addition of Trinity Industries, Inc. The Compensation Committee believes that Trinity Industries, Inc. is more closely aligned with the Company’s current revenue level and is, overall, a better fit as a peer company.

The above peer companies were approved by the Compensation Committee based upon an analysis of their annual revenues (roughly 0.2x to 2.5x our revenues), the fact that these companies are in similar industries, are subject to similar market conditions and compete for the same executive talent, based upon data compiled by CAP in July 2018. At the time of CAP’s evaluation, the Compensation Committee believed that the composition of the July 2018 peer group reflected an appropriate set of comparator companies for purposes of assessing the Company’s executive compensation program.

After its July 2018 peer group assessment, CAP performed its executive compensation review in January 2019. CAP derived the January 2019 competitive pay information from surveying the most recent year of proxy data for each peer company and by analyzing executive compensation surveys from both proprietary sources and general industry executive compensation databases, including Mercer Executive Compensation, Towers Watson Compensation Data Bank and Hewitt Total Compensation Measurement.

As part of CAP’s January 2019 assessment, it developed market norms by evaluating the base salary, target bonus and three-year average of long-term incentive awards provided to the named executive officers of the Company’s peer group. To reduce the effects of outliers, CAP defined “market norms” to be between the 25th and 75th percentiles, with a focus on the median rather than the arithmetic average.

With respect to our 2018 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by CAP:

●

Mr. W.M. “Rusty” Rush’s 2018 base salary was above the 75th percentile, Messrs. Thor’s and Weaver’s 2018 base salaries fell between the 50th and 75th percentiles and Messrs. McRoberts’s and Keller’s 2018 base salaries were below the 25th percentile of the competitive pay information derived by CAP;

●

Messrs. W.M. “Rusty” Rush’s, Thor’s and Weaver’s 2018 total cash compensation (base salary and cash performance bonus) was above the 75th percentile and Messrs. McRoberts’s and Keller’s 2018 total cash compensation fell between the 25th and 50th percentiles of the competitive pay information derived by CAP;

●

Messrs. Thor’s and Weaver’s 2018 equity incentive awards were above the 75th percentile, Messrs. W.M. “Rusty” Rush’s and Keller’s 2018 equity incentive awards fell between the 25th and 50th percentiles and Mr. McRoberts’s 2018 equity incentive awards were below the 25th percentile of the competitive pay information derived by CAP; and

●

Messrs. W.M. “Rusty” Rush’s, Thor’s and Weaver’s 2018 total direct compensation (i.e. base salary, cash performance bonus and equity incentive awards) was above the 75th percentile and Messrs. McRoberts’s and Keller’s 2018 total direct compensation fell between the 25th and 50th percentiles of the competitive pay information derived by CAP.

Based upon the above findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of Messrs. W.M. “Rusty” Rush, McRoberts, Keller, Weaver and Thor in 2018 were competitive with the pay practices of the Company’s peer group.

Notwithstanding the above, the Compensation Committee believes the competitive pay information should be used as a point of reference and not as the sole factor in setting executive compensation. Accordingly, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 25th percentile, 50th percentile or the 75th percentile of the competitive pay information. The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.

The competitive pay information derived by CAP provided the Compensation Committee a basic framework from which to make determinations with regard to the individual pay components and total direct compensation of Messrs. W.M. “Rusty” Rush, McRoberts, Keller, Weaver and Thor, as well as assistance in determining whether such compensation levels accomplished the objectives of the executive compensation program in 2018.

Compensation Program Components

In general, our 2018 executive compensation program was comprised of the following four primary components:

●	Base salary;

●	Cash performance bonuses;

●	Equity incentive awards; and

●	Employee benefits and other perquisites.

We do not have a specific policy, practice or formula regarding the allocation of total compensation between (i) base salary and equity incentive awards, (ii) cash performance bonus and equity incentive awards, or (iii) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in our Executive Transition Plan. For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change in Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team. The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2017 and 2018 were as follows:

Named Executive Officer	Base Salary as of December 31, 2017	Base Salary as of December 31, 2018	Percentage Change
W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer	$1,550,000	$1,550,000	—
Michael J. McRoberts, Chief Operating Officer	$553,516	$553,516	—
Steven L. Keller, Chief Financial Officer and Treasurer	$469,800	$469,800	—
Derrek Weaver, Executive Vice President	$469,800	$469,800	—
James E. Thor, Senior Vice President – Truck Sales and Marketing	$438,728	$438,728	—

Cash Performance Bonus

Generally, each of the named executive officers is eligible to earn an annual cash performance bonus based upon: (i) our income from continuing operations before taxes during the prior year; and (ii) one or more of the following: (a) historical bonus levels; (b) competitive pay information; and (c) individual performance. Performance bonuses are intended to focus management on increasing our income from continuing operations before taxes (one of our key financial objectives), as well as to provide incentives for building shareholder value. The cash performance bonuses are traditionally paid on March 15th of the year following the year in which they are earned.

For 2017 and 2018, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2017 Cash Bonus	2018 Cash Bonus	Percentage Change
W.M. “Rusty” Rush	$2,000,000	$2,500,000	25.0%
Michael J. McRoberts	$450,000	$565,000	25.3%
Steven L. Keller	$350,000	$438,000	24.8%
Derrek Weaver	$350,000	$438,000	24.8%
James E. Thor	$350,000	$413,000	24.8%

The 2018 cash performance bonuses were based, in part, upon our 2018 income from continuing operations before taxes, as reported in our Form 10-K for the year ended December 31, 2018. The Compensation Committee believes that income from continuing operations before taxes provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance. Our income from continuing operations before taxes increased to $183.2 million, or 34%, for the 2018 fiscal year, as compared to $136.4 million for the 2017 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year. In determining the amount of the 2018 cash performance bonuses, the Compensation Committee also considered the January 2019 competitive pay information derived by CAP for each of the named executive officers and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

As a result of our income from continuing operations before taxes increasing by 34% in 2018 (as compared to 2017), and in recognition of the fact that 2018 was a record high year for revenues and that we achieved strong net income, in addition to the fact that we continued to make significant progress with respect to our long-term growth strategy, the Compensation Committee subjectively increased the amount of cash performance bonuses for each of Messrs. W.M. “Rusty” Rush, McRoberts, Keller, Weaver and Thor by approximately 25% in 2018.

The 2018 cash performance bonuses were not based upon specific benchmark percentiles. Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation. Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase or decrease in our income from continuing operations before taxes. The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2014, 2015, 2016, 2017 and 2018 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to: (i) allow such employees to participate in our profitability and long-term growth; (ii) maximize retention leverage; and (iii) align such employees’ interests with those of our shareholders. Equity incentive awards are typically awarded on March 15th of each year, unless that date falls on a weekend. The Compensation Committee administers the 2007 Long-Term Incentive Plan, as amended and restated on May 16, 2017 (the “2007 LTIP”), which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 LTIP.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock awards and stock options to our key employees, including the named executive officers. However, in 2011, the Compensation Committee began granting our key employees RSU awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below.

In 2018, the Compensation Committee subjectively allocated the total value of the equity incentive awards of Messrs. W.M. “Rusty” Rush and McRoberts by allocating approximately 20% to stock options and approximately 80% to RSU awards, and of Messrs. Keller, Weaver and Thor, by allocating approximately 23% to stock options and approximately 77% to RSU awards. The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and RSU awards.

Under the terms of the 2007 LTIP, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share. In the past, the Company granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock. However, beginning in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC. The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant. “Fair market value” is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market. All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in Accounting Standards Codification 718, Stock Compensation (“ASC 718”). Generally, stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. RSU awards generally vest in one-third increments beginning on the first anniversary of the grant date. The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2017 and 2018, the Compensation Committee approved the following stock options and RSU awards to the named executive officers:

Named Executive Officer	2017 Class A Options (#)	2017 Class B RSUs(#)	Aggregate Grant Date Fair Value of 2017 Equity Awards ($)(1)	2018 Class A Options (#)	2018 Class B RSUs (#)	Aggregate Grant Date Fair Value of 2018 Equity Awards ($)(1)	Percentage Change (%)(2)
W.M. “Rusty” Rush	35,000	55,000	2,156,900	35,000	57,500	2,867,550	32.9
Michael J. McRoberts	10,000	14,400	575,028	10,000	15,000	761,500	32.4
Steven L. Keller	10,000	12,400	512,288	10,000	13,000	680,580	32.9
Derrek Weaver	10,000	12,400	512,288	10,000	13,000	680,580	32.9
James E. Thor	10,000	12,400	512,288	10,000	12,400	656,304	28.1

(1)

The amounts reflect the aggregate grant date fair value of the annual equity incentive awards granted in 2018 and 2017, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2018 Annual Report on Form 10-K filed with the SEC on February 25, 2019.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2018, as compared to 2017.

In determining the amount of equity incentive awards to grant the named executive officers, the Compensation Committee considered the following factors:

●	The value of equity incentive awards granted in prior years; and

●	The competitive pay information derived by CAP.

The Compensation Committee kept the amount of stock options awarded to the named executive officers in 2018 the same as the amounts awarded in 2017, while the amount of RSUs awarded to the named executive officers in 2018 was in line with the amounts awarded 2017, with Mr. Thor receiving the same number of RSUs in 2018 as in 2017, Messrs. McRoberts, Keller and Weaver each receiving 600 more RSUs in 2018 compared to 2017 and Mr. W.M. “Rusty” Rush receiving 2,500 more RSUs in 2018 compared to 2017. While the amount of equity incentive awards granted to the named executive officers in 2018 was roughly in line with the amounts awarded in 2017, the aggregate grant date fair value increased by approximately 32% with respect to Messrs. W.M. “Rusty” Rush, McRoberts, Keller and Weaver due primarily to the increase in the Company’s Common Stock price, in addition to the additional RSUs granted to them as compared to 2017. The aggregate grant date fair value of Mr. Thor’s 2018 equity incentive awards increased by approximately 28% due to the increase in the Company’s Common Stock price. The Compensation Committee’s decisions with respect to the amount of equity incentive awards to grant named executive officers in 2018 served the function of increasing the named executive officers’ total direct compensation due to the Company’s increase in profitability in 2018, as compared to 2017.

The amount of the 2018 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards. Instead, the amount of equity awards were based upon the Compensation Committee’s subjective judgment and discretion as to: (i) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2018; and (ii) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year. However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including, without limitation, upon employment of new hires. The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation. Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, the Board of Directors adopted stock ownership guidelines for our executive officers in 2009, which were amended on February 23, 2015. Pursuant to the revised guidelines, our Chief Executive Officer is expected to own and hold shares of our Common Stock equal to five (5) times the value of his base salary and our other executive officers are expected to own and hold shares of our Common Stock equal to two (2) times the value of each of their respective base salaries. Each current executive officer was given five (5) years to comply with these stock ownership guidelines from the date they were first appointed an executive officer and any new executive officers will be given five (5) years from the date they are first appointed as an executive officer to comply, while any executive officer who is promoted to Chief Executive Officer would have five (5) years from the date of such promotion to comply. Until the stock ownership guideline is achieved, each executive officer is encouraged to retain at least 75% of net shares obtained through the Company’s stock incentive plans. “Net shares” are the number of shares realized from the exercise of stock options or the vesting of restricted stock and RSUs, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations. As of December 31, 2018, each of the named executive officers was in compliance with the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees. Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance and other similar benefits. Additionally, employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income. Each employee who has completed 30 days of continuous service is eligible to participate in the 401(k) plan in the following month. Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code (the “Code”). However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation. Our 401(k) matching policy currently provides that: (i) with respect to employees with less than five years of service, we contribute an amount equal to 20% of an employee’s contribution, up to 10% of such employee’s compensation; and (ii) with respect to employees with more than five years of service, we contribute an amount equal to 40% of an employee’s contribution, up to 10% of such employee’s compensation. This 401(k) matching policy applies to all of our employees, including the named executive officers. For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2018 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company, were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. For further discussion of the Deferred Compensation Plan, see the “2018 Nonqualified Deferred Compensation” table below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock. An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market. Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

●	Annual physical;

●	Automobile allowances;

●	Reserved parking; and

●	Long-term disability insurance.

In addition to the perquisites above, W.M. “Rusty” Rush is: (i) provided automobile insurance under the Company’s fleet insurance policy; (ii) allowed personal use of the Company’s ranch when it is not being used for Company business; (iii) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business; and (iv) provided term life insurance, the premiums of which are paid by the Company. The Company also provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance) and paid the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush was named the sole beneficiary and which covered the life of W. Marvin Rush. The purpose of this policy was to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father’s death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company's Common Stock to pay such estate taxes.

The Compensation Committee believes that providing W.M. “Rusty” Rush these additional benefits provide a more tangible incentive than an equivalent amount of cash compensation. Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers. In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits. For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2018 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and certain of our executive officers. These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us. Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

For tax years prior to 2018, Section 162(m) of the Code generally imposed a $1,000,000 per taxable year ceiling on the tax deductibility to a company of compensation paid (not including amounts deferred) to a company’s chief executive officer and the other three most highly compensated executive officers of a publicly held corporation (with the exception of such company’s chief financial officer), unless the compensation was treated as performance-based or was otherwise exempt from the provisions of Section 162(m). For such years, the Compensation Committee structured certain annual cash incentive awards and long-term incentive awards with the goal of maximizing the tax deductibility of certain awards as “performance-based” compensation under Section 162(m) of the Code, to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. The Compensation Committee, however, did not guarantee that any particular awards would qualify as “performance-based” compensation or that any such awards would be tax deductible.

For tax years starting in 2018, the “performance-based” compensation exemption to the deduction limitation under Section 162(m) of the Code has been repealed, except to the extent of certain grandfathered awards. In general, beginning in 2018, all compensation (other than certain grandfathered compensation) we paid in excess of $1,000,000 to anyone who has served as one of our named executive officers will be non-deductible. While we intend to maximize the tax efficiency of our compensation programs generally, the Compensation Committee and the Board of Directors will award compensation and act in the best interests of the Company and its shareholders, including awarding compensation that may not be deductible under Section 162(m).

Executive Compensation

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
W.M. “Rusty” Rush,	2018	1,549,948	2,500,000	2,326,450	541,100	−	371,519	(6)	7,289,017
President and Chief	2017	1,474,649	2,000,000	1,725,350	431,550	−	377,789		6,009,338
Executive Officer	2016	1,437,000	1,322,400	966,350	228,830	−	254,150		4,208,730
Michael J. McRoberts,	2018	553,516	565,000	606,900	154,600	−	21,533	(7)	1,901,549
Chief Operating Officer	2017	526,182	451,000	451,728	123,300	−	26,742		1,578,952
	2016	456,515	285,000	182,728	84,994	−	15,441		1,024,678
Steven L. Keller,	2018	469,800	438,000	525,980	154,600	−	17,794	(8)	1,606,174
Chief Financial Officer and	2017	420,336	351,000	388,988	123,300	−	28,165		1,311,789
Treasurer	2016	395,604	212,000	182,728	84,994	−	18,706		894,032
Derrek Weaver,	2018	469,800	438,000	525,980	154,600	−	26,215	(9)	1,620,316
Executive Vice President	2017	436,751	351,000	388,988	123,300	−	22,959		1,322,998
	2016	395,604	212,500	182,728	84,994	−	21,091		896,917
James E. Thor,	2018	438,728	413,000	501,704	154,600	−	23,930	(10)	1,531,962
Senior Vice President – Truck	2017	417,062	331,000	388,988	123,300	−	22,037		1,282,387
Sales and Marketing	2016	406,229	212,000	182,728	84,994	−	22,440		908,391

(1)

For Messrs. W.M. “Rusty” Rush, McRoberts, Keller, Weaver and Thor: (a) the 2018 amounts reflect the cash performance bonuses paid in 2019, which were based upon 2018 performance; (b) the 2017 amounts reflect the cash performance bonuses paid in 2018, which were based upon 2017 performance; and (c) the 2016 amounts reflect the cash performance bonuses paid in 2017, which were based upon 2016 performance. Note that with respect to the cash performance bonus paid to W.M. “Rusty” Rush for his performance in 2017, $1,900,000 was paid on December 29, 2017, and $100,000 was paid on March 15, 2018.

(2)

For 2018, the amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2018, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2017, these amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2017, computed in accordance with ASC 718, except no assumptions for forfeitures were included. For 2016, these amounts reflect the aggregate grant date fair value of the Class B RSU awards granted in 2016, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class B RSU awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2018 Annual Report on Form 10-K, filed with the SEC on February 25, 2019. The grant date fair value of the Class B RSU awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market. All Class B RSU awards were granted under the 2007 LTIP.

(3)

These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718, except no assumptions for forfeitures were included. The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2018 Annual Report on Form 10-K, filed with the SEC on February 25, 2019. All stock options were granted under the 2007 LTIP.

(4)	There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan.

(5)

The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs. Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $60.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

In prior years, the named executive officers were awarded American Express® rewards points based on the use of Company American Express® credit cards for their own business expenses (for example, business travel) as well as for corporate procurement purposes, and Company vendors were regularly paid using the named executive officers’ Company American Express® credit cards. The value of rewards points earned by a named executive officer from purchases using such credit cards was calculated by multiplying the number of points received by such named executive officer by $.005, which was the rate that participants in American Express’s® Membership Rewards Program® could redeem points for gift cards. American Express® would redeem 20,000 points in exchange for a $100 gift card. However, in February 2017, the Company replaced its American Express® credit cards with corporate Visa® credit cards. Consequently, the Company now earns cash rebates on all purchases using the Company’s corporate Visa® credit cards and the named executive officers no longer earn incentive points in connection with the use of Company credit cards.

The value of all other perquisites is based upon the Company’s actual costs. The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(6)

This amount reflects: (a) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $10,620; (b) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $3,084; (c) the incremental cost of personal use of a Company-owned automobile totaling $36,034; (d) automobile insurance totaling $3,900; (e) the cost of an annual physical totaling $6,001; (f) the incremental cost of personal use of the Company’s ranch totaling $136,125; (g) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $17,258; (h) the incremental cost of personal use of the Company-owned aircraft totaling $149,297; (i) a cell phone allowance totaling $1,800; and (j) matching contributions to the Company’s 401(k) plan totaling $7,400. The universal whole life insurance policy was on the life of W. Marvin Rush, who passed away in May 2018, and W.M. “Rusty” Rush was the sole beneficiary. Additionally, W.M. “Rusty” Rush received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2018.

(7)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. McRoberts totaling $3,406; (b) an automobile allowance totaling $6,000; (c) the cost of an annual physical totaling $2,927; (d) a cell phone allowance totaling $1,800; and (e) matching contributions to the Company’s 401(k) plan totaling $7,400. Mr. McRoberts also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller totaling $2,594; (b) an automobile allowance totaling $6,000; (c) a cell phone allowance totaling $1,800; and (d) matching contributions to the Company’s 401(k) plan totaling $7,400. Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(9)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Weaver totaling $2,556; (b) an automobile allowance totaling $6,000; (c) the cost of an annual physical totaling $8,459; (d) a cell phone allowance totaling $1,800; and (e) matching contributions to the Company’s 401(k) plan totaling $7,400. Mr. Weaver also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)

This amount reflects: (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Thor totaling $2,936; (b) an automobile allowance totaling $6,000; (c) the cost of an annual physical totaling $3,394; (d) a cell phone allowance totaling $1,800; and (e) matching contributions to the Company’s 401(k) plan totaling $9,800. Mr. Thor also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2018 Grants of Plan-Based Awards Table

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W.M. “Rusty” Rush	3/15/18	3/8/18	57,500			2,326,450
	3/15/18	3/8/18		35,000	40.46	541,100
Michael J. McRoberts	3/15/18	3/8/18	15,000			606,900
	3/15/18	3/8/18		10,000	40.46	154,600
Steven L. Keller	3/15/18	3/8/18	13,000			525,980
	3/15/18	3/8/18		10,000	40.46	154,600
Derrek Weaver	3/15/18	3/8/18	13,000			525,980
	3/15/18	3/8/18		10,000	40.46	154,600
James E. Thor	3/15/18	3/8/18	12,400			501,704
	3/15/18	3/8/18		10,000	40.46	154,600

(1)

The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)

The amounts reflect the annual Class B RSU awards and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 LTIP in 2018. The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years. The RSU awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)

The amounts reflect the aggregate grant date fair value of the Class B RSU awards and Class A stock options, as applicable, that were granted in 2018, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the Class B RSU awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2018 Annual Report on Form 10-K, filed with the SEC on February 25, 2019. The grant date fair value of the Class B RSU awards is based on the closing market price of the Class B Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

2018 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock That Have Not Vested ($)(3)
		Exercisable		Unexercisable
Name	Grant Date(1)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2010	75,000				12.50	3/15/2020
	3/15/2011	75,000				18.74	3/15/2021
	3/15/2012	75,000				23.48	3/15/2022
	3/15/2013	37,500				25.70	3/15/2023
	3/15/2014	30,000		15,000		30.27	3/15/2024
	3/13/2015	11,667		23,333		27.10	3/13/2025
	3/15/2016			35,000		17.65	3/15/2026
	3/15/2016							18,333	652,655
	3/15/2017			35,000		33.89	3/15/2027
	3/15/2017							36,666	1,305,310
	3/15/2018			35,000		42.99	3/15/2028
	3/15/2018							57,500	2,047,000
Michael J. McRoberts	3/15/2012	3,333				23.48	3/15/2022
	3/15/2013	4,166				25.70	3/15/2023
	3/15/2014	4,000		4,000		30.27	3/15/2024
	3/13/2015	4,334		8,666		27.10	3/13/2025
	3/15/2016			13,000		17.65	3/15/2026
	3/15/2016							3,466	123,390
	3/15/2017			10,000		33.89	3/15/2027
	3/15/2017							9,600	341,760
	3/15/2018			10,000		42.99	3/15/2028
	3/15/2018							15,000	534,000
Steven L. Keller	3/15/2010	18,000				12.50	3/15/2020
	3/15/2011	20,000				18.74	3/15/2021
	3/15/2012	20,000				23.48	3/15/2022
	3/15/2013	10,000				25.70	3/15/2023
	3/15/2014	8,000		4,000		30.27	3/15/2024
	3/13/2015	4,334		8,666		27.10	3/13/2025
	3/15/2016			13,000		17.65	3/15/2026
	3/15/2016							3,467	123,425
	3/15/2017			10,000		33.89	3/15/2026
	3/15/2017							8,266	294,270
	3/15/2018			10,000		42.99	3/15/2028
	3/15/2018							13,000	462,800
Derrek Weaver	3/15/2013	10,000				25.70	3/15/2023
	3/15/2014	8,000		4,000		30.27	3/15/2024
	3/13/2015	4,334		8,666		27.10	3/13/2025
	3/15/2016			13,000		17.65	3/15/2026
	3/15/2016							3,467	123,425
	3/15/2017			10,000		33.89	3/13/2027
	3/15/2017							8,266	294,270
	3/15/2018			10,000		42.99	3/15/2028
	3/15/2018							13,000	462,800
James E. Thor	3/15/2013	3,025				25.70	3/15/2023
	3/15/2014	8,000		4,000		30.27	3/15/2024
	3/13/2015	4,334		8,666		27.10	3/13/2025
	3/15/2016			13,000		17.65	3/15/2026
	3/15/2016							3,467	123,425
	3/15/2017			10,000		33.89	3/13/2027
	3/15/2017							8,266	294,270
	3/15/2018			10,000		42.99	3/15/2028
	3/15/2018							12,400	441,440

(1)

For better understanding of the table, an additional column showing the grant date of the equity awards has been included. All stock options vest in one-third increments annually beginning on the third anniversary of the grant date and have a term of ten years. All RSU awards and restricted stocks awards vest in one-third increments annually beginning on the first anniversary of the grant date.

(2)	All amounts reflect RSU awards of the Company’s Class B Common Stock.

(3)

The market value of the Class B RSU awards is determined using the closing market price of $35.60 per share as quoted on the NASDAQ® Global Select Market for our Class B Common Stock on December 31, 2018. The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2018 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and RSU awards that vested during 2018 for our named executive officers:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W.M. “Rusty” Rush(3)	−	−	−	−	55,000	2,195,417
Michael J. McRoberts (4)	−	−	−	−	11,733	469,066
Steven L. Keller (5)	−	−	−	−	11,067	442,120
Derrek Weaver(6)	−	−	−	−	11,067	442,120
James E. Thor	−	−	−	−	11,067	442,120

(1)

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock. The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)

The value realized on the vesting of the Class A RSU awards and the Class B RSU awards is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class A Common Stock or Class B Common Stock, as applicable, as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

(3)

W.M. “Rusty” Rush elected to defer his RSU awards granted in 2016 and 2017 under the Deferred Compensation Plan. During 2018, 36,667 of the deferred RSU awards vested at a value of $1,483,547, which has been included in the number of shares acquired on vesting and the value realized on vesting.

(4)

Michael J. McRoberts elected to defer a portion of his RSU awards granted in 2016 under the Deferred Compensation Plan. During 2018, 1,733 of the deferred RSU awards vested at a value of $70,117, which has been included in the number of shares acquired on vesting and the value realized on vesting.

(5)

Steven L. Keller elected to defer his RSU awards granted in 2015, a portion of the RSU awards granted in 2016 and the RSUs granted in 2017 under the Deferred Compensation Plan. During 2018, 9,681 of the deferred RSU awards vested at a value of $386,042, which has been included in the number of shares acquired on vesting and the value realized on vesting.

(6)

Derrek Weaver elected to defer all of his RSU awards granted in 2015, 2016 and 2017 under the Deferred Compensation Plan. During 2018, 9,681 of the deferred RSU awards vested at a value of $386,042, which has been included in the number of shares acquired on vesting and the value realized on vesting.

2018 Nonqualified Deferred Compensation

The following table provides additional information about the 2018 contributions, earnings and account balances of the named executive officers under the Rush Enterprises, Inc. Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W.M. “Rusty” Rush	1,533,547	−	(1,293,710)	−	4,463,174
Michael J. McRoberts	182,617	−	(35,178)	−	310,490
Steven L. Keller	445,052	−	(390,555)	223,616	1,422,048
Derrek Weaver	511,555	−	(490,161)	163,320	2,053,069
James E. Thor	6,114	−	(335,651)	−	899,112

(1)

The amounts in this column reflect the aggregate amount of: (i) base salary; (ii) cash performance bonus; (iii) income not deferred under the Company’s 401(k) plan due to limitations under the Code and/or; (iv) the value of vested RSUs that each named executive officer elected to defer under the Deferred Compensation Plan in 2018. The following amounts of executive contributions have been reported in the 2018 Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush		$50,000
Michael J. McRoberts		$112,500
Steven L. Keller		$59,010
Derrek Weaver		$69,435
James E. Thor	$	−

(2)

The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the 2018 Summary Compensation Table.

(3)

The amounts reflected in this column include the value of vested RSUs on December 31, 2018. The following amounts of the aggregated balance were previously reported in the Summary Compensation Table covering fiscal years 2016 and 2017 for the current named executive officers.

Named Executive Officer

W.M. “Rusty” Rush	$100,000
Michael J. McRoberts	$71,610
Steven L. Keller	$92,196
Derrek Weaver	$54,602
James E. Thor	$360

Certain highly compensated employees, which include the named executive officers and the directors of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary, cash bonuses, RSUs granted by the Company under the Company’s 2007 LTIP, dividend equivalents paid on any vested RSUs granted under the 2007 LTIP, and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company. All salary and cash bonuses deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Code that apply to 401(k) plans. Although it never has, the Company can make employer contributions to the accounts of Deferred Compensation Plan participants similar to the contributions it makes under the Company’s 401(k) plan, such as matching and profit sharing contributions. Any matching contributions would be immediately vested. Other types of Company contributions generally vest evenly over five years of service (vesting is accelerated upon death, disability, or retirement). All of the listed officers would be fully vested in Company contributions under the Deferred Compensation Plan because they each have over five years of service.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator. Dividends on RSUs are based on dividends paid with respect to the Company’s Common Stock and are paid via crediting each participant that has vested RSUs in the Deferred Compensation Plan with additional shares of the Company’s Common Stock in accordance with the value of the cash dividend on the dividend payment date.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan. Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency. Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan. Shares of the Company’s Common Stock included in the Deferred Compensation Plan are voted by the Company in accordance with the Company’s Board of Director’s voting recommendations on each matter that is subject to a vote of the Company’s shareholders. Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change in Control Arrangements

Executive Transition Plan

On February 20, 2018, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, approved the amendment and restatement of the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”). The amendment and restatement included the following changes from the Transition Plan approved on July 23, 2008: (i) changed the calculation of the cash amount payable to a Level 1 Employee upon an Involuntary Termination (including in connection with a Change of Control) from four (4) times the Participant’s current Base Salary to two (2) times the sum of (a) the Participant’s current Base Salary and (b) the average of the Annual Cash Bonus the Participant received in each of the prior three (3) calendar years; (ii) updated the definition of Change in Control; (iii) updated the definition of Good Reason; (iv) removed reference to a Level 4 Participant; (v) provided that amounts payable hereunder are subject to the Company’s compensation recoupment policy, as in effect from time to time; and (vi) clarified that nothing prohibits a Participant from disclosing confidential information if such disclosure is required by law or legal process. All capitalized terms above that are undefined have the meaning ascribed to them in the Transition Plan.

In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “Change in Control” (as defined below) of the Company. The protections provided by the Transition Plan are intended to: (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a Change in Control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value; (b) provide greater retention rates among key employees; and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

Prior to the Transition Plan, certain of the named executive officers had employment agreements with the Company. As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company. The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change in control and severance arrangements. Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company. The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan. Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2 or Level 3. The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company. The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W.M. “Rusty” Rush	1
Michael J. McRoberts	2
Steven L. Keller	2
Derrek Weaver	2
James E. Thor	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

●	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

●	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus average annual cash bonus received in prior 3 calendar years	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)

All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination. The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever. Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)

All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated. Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)

If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elect and are entitled to receive COBRA continuation coverage.

(4)

If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Code. The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any excise tax gross-up payments.

The change in control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework. The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation. Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2018.

Key definitions used in the Transition Plan include the following:

●     “Involuntary Termination” means termination of a participant’s employment with the Company: (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

●     “Cause” means: (a) a conviction or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

●     “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

●     “Good Reason” means  the occurrence of any of the following events without the participant’s written consent: (a) prior to or following a Change in Control, a material adverse change in the participant’s status or position, including, without limitation, any material adverse change resulting from a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) prior to or following a Change in Control, a failure to pay the participant’s base salary or a reduction in the participant’s base salary (other than a one-time reduction in the participant’s base salary of less than 5% in connection with an across-the-board reduction in the base salaries of all similarly situated employees of the Company); (c) following a Change in Control, a material reduction in the participant’s total compensation or in the benefits or perquisites provided to the participant (excluding the substitution of substantially equivalent benefits or perquisites), in each case as provided to the participant immediately prior to the Change of Control; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; or (e) in connection with a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under the Transition Plan.

●     “Change in Control” means the occurrence of any of the following: (a) any person (other than W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity where the Company is not the surviving entity as a result of such merger or consolidation; or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

●     “Incumbent Director” means (a) any member of the Company’s Board of Directors on January 1, 2019, or (b) any individual appointed or elected to the Company’s Board of Directors after January 1, 2019, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 LTIP and the related forms of stock option agreement, restricted stock award agreement, and RSU award agreement, as applicable (collectively, “Incentive Plan”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer. Upon Retirement, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company. Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least ten (10) years of service and after reaching the age of sixty (60).

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plan.

2018 Potential Payments Upon Termination(1)

Name	Benefit	Involuntary Termination Absent a Change in Control ($)		Involuntary Termination Upon a Change in Control ($)		Death/ Disability ($)		Retirement ($)
W.M. “Rusty” Rush	Cash payments	5,040,800	(3)	5,040,800	(3)	−		−
	Acceleration of equity awards	−		4,850,012		4,850,012	(4)	4,850,012	(10)
	Continuation of life and health insurance	136,972	(5)	136,972	(5)	−		−
	280G Gross-Up (2)	−		−		−		−
Total		5,177,772		10,027,784		4,850,012		4,850,012

Michael J. McRoberts	Cash payments	836,017	(6)	2,237,034	(7)	−		−
	Acceleration of equity awards	−		1,304,635	(4)	1,304,635	(4)	1,304,635
	Continuation of life and health insurance	6,519	(8)	13,038	(9)	−		−
	280G Gross-Up (2)	−		−		−		−
Total		842,536		3,554,707		1,304,635		1,304,635

Steven L. Keller	Cash payments	688,800	(6)	1,815,600	(7)	−		−
	Acceleration of equity awards	−		1,185,980	(4)	1,185,980	(4)	1,185,980
	Continuation of life and health insurance	19,341	(8)	38,682	(9)	−		−
	280G Gross-Up (2)	−		−		−		−
Total		708,141		3,040,262		1,185,980		1,185,980

Derrek Weaver	Cash payments	688,800	(6)	1,815,600	(7)	−		−
	Acceleration of equity awards	−		1,185,980	(4)	1,185,980	(4)	1,185,980
	Continuation of life and health insurance	19,341	(8)	38,682	(9)	−		−
	280G Gross-Up (2)	−		−		−		−
Total		708,141		3,040,262		1,185,980		1,185,980

James Thor	Cash payments	645,228	(6)	1,703,456	(7)	−		−
	Acceleration of equity awards	−		1,164,620	(4)	1,164,620	(4)	1,164,620	(10)
	Continuation of life and health insurance	23,623	(8)	47,246	(9)	−		−
	280G Gross-Up (2)	−		−		−		−
Total		668,851		2,915,322		1,164,620		1,164,620

(1)

Amounts reflected in the table were calculated assuming a December 31, 2018, termination date, which was the last business day of the 2018 fiscal year. Each of the named executive officers listed in the above table is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause. These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the listed named executive officers are estimated to receive upon termination. The listed named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause. The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth above.

(2)

The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make. In 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments. Consequently, Michael J. McRoberts is not entitled to any Section 280G excise tax gross-up payment.

(3)	The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) the average annual cash bonus received in the three previous calendar years.

(4)

The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2018, of $34.48 and $35.60, respectively.

(5)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2018.

(6)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2018 calendar year.

(7)

The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous five years.

(8)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2018.

(9)

The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months. These estimated costs were based upon the Company’s actual costs in providing the benefits in 2018.

(10)

The amount reflects the value of unvested equity awards held by W.M. “Rusty” Rush and James Thor, who have each met the age limit that qualifies them for accelerated vesting under the Incentive Plans. This value is based upon the closing sale price of the Company’s Class A Common Stock and Class B Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2018, of $34.48 and $35.60, respectively.

CEO Pay Ratio

For the 2018 fiscal year, the ratio of the annual total compensation of Mr. W.M. “Rusty” Rush, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was approximately 106 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2018 (the “Determination Date”). We did not use the same Median Employee in our calculation of the pay ratio for the 2018 fiscal year as we did in the calculation of the pay ratio for our 2017 fiscal year because we determined that it was appropriate to identify a new Median Employee due to a meaningful increase in our employee population during 2018.

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. W.M. “Rusty” Rush under the “Summary Compensation Table” for the 2018 fiscal year. For purposes of this disclosure, Median Annual Compensation was $68,796, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2018 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 7,208 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2018, and ending on December 31, 2018, for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, as reflected on all payroll earnings statements issued during 2018, but excluding any allowances for items that were considered business expense reimbursements, such as automobile or mobile phone allowances, and any other Company-related expenses that were reimbursed during 2018. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals. Once the Median Employee was identified, the Median Annual Compensation for such employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

Compensation Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

William H. Cary, Chairman

Thomas A. Akin

Raymond J. Chess

Dr. Kennon H. Guglielmo
James C. Underwood

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors. In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members. The Company’s executive officers do not make recommendations regarding the compensation of Messrs. Akin, Underwood, Chess, Cary and Dr. Guglielmo.

The Company’s 2018 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock.

2018 Annual Retainer

The 2018 annual retainer was as follows:

●	Each nonemployee director received an annual retainer of $85,000 for service on the Board of Directors;

●	The Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee each received an additional annual retainer of $5,000; and

●	The Chairman of the Audit Committee received an additional annual retainer of $15,000.

Stock Awards

Mr. Akin and Dr. Guglielmo each received an outright grant of 2,926 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $125,000. In lieu of an outright grant of 2,926 shares of the Company’s Class A Common Stock, Mr. Cary and Mr. Underwood each elected to receive an outright grant of 1,756 shares of the Company’s Class A Common Stock with a grant date fair value of approximately $75,000 and $50,000 cash. In lieu of an outright grant of 2,926 shares of the Company’s Class A Common Stock, Mr. Chess elected to receive an outright grant of 2,048 shares of the Company’s Class A Common Stock with a grant date fair value of approximately $87,000 and $38,000 cash. In lieu of such stock awards, any nonemployee director may elect to receive an RSU award covering $125,000 of Class A Common Stock so that the nonemployee director may defer such RSU award under the Company’s Deferred Compensation Plan as further discussed below. The stock awards and RSU awards, if any, are granted under the Amended and Restated Rush Enterprises, Inc. 2006 Nonemployee Director Stock Plan.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their director fees and RSU awards. The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs. The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan. Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events. The only nonemployee director currently participating in the Deferred Compensation Plan is Mr. Akin, and as of December 31, 2018, the aggregate balance of his account was $629,678. For further discussion of the Deferred Compensation Plan, see the narrative section of the “2018 Nonqualified Deferred Compensation” table set forth above.

The following table summarizes the compensation paid to our nonemployee directors who served during 2018:

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)	Total ($)
W.M. “Rusty” Rush(4)	−	−	−	−	−
Thomas A. Akin	105,000	124,969	−	−	229,969
James C. Underwood	140,000	74,999	−	−	214,999
Raymond J. Chess	127,500	87,470	−	−	214,970
William H. Cary	135,000	74,999	−	−	209,999
Dr. Kennon H. Guglielmo	85,000	124,969	−	−	209,969

(1)

This amount reflects the annual retainer and additional retainers for directors who chair a Board committee (collectively, “Director Fees”) and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award. Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan. In 2018, Mr. Akin elected to defer an aggregate of $52,500 of his retainer under the Deferred Compensation Plan.

(2)

These amounts reflect the aggregate grant date fair value of the Class A stock awards and RSU awards, as applicable, granted in 2018 computed in accordance with ASC 718, except no assumptions for forfeitures were included. The grant date fair value of the Class A stock awards and RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

(3)

There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan. Mr. Akin and Mr. Chess are the only nonemployee directors who have participated in the Deferred Compensation Plan since its inception in 2011.

(4)

Only nonemployee directors are eligible to receive compensation for their service as a director of the Company. Accordingly, W.M. “Rusty” Rush, the Company’s Chairman of the Board, President and Chief Executive Officer, is not entitled to any director compensation. See the 2018 Summary Compensation Table for a discussion of W.M. “Rusty” Rush’s 2018 compensation.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

●	Reviewed and discussed the audited financial statements with management;

●

Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

●

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence; and

●

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chairman

James C. Underwood

Raymond J. Chess
William H. Cary
Dr. Kennon H. Guglielmo

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence. The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed. Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services. Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2017, and December 31, 2018, and fees billed for other services rendered by EY during those periods. All of the fees presented below were approved by the Audit Committee.

Type of Fees	2017	2018
Audit Fees(1)	$1,031,000	$1,116,000
Audit-related Fees(2)	—	—
Tax Fees(3)	$367,000	$405,000
All Other Fees(4)	—	—
Total	$1,398,000669,950	$1,521,000

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2017 and 2018, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2017 and 2018, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	There were no additional audit-related fees for professional services rendered by EY in 2017 and 2018 that are not reported under “Audit Fees.”

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)	There are no fees for products and services rendered by EY in 2017 and 2018 other than the services reported under “Audit Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by EY, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining EY’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of EY as the Company’s independent registered public accounting firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC. These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that during the year ended December 31, 2018, all Section 16(a) reports were timely filed.

Certain Relationships and Related Transactions

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”). W.M. “Rusty” Rush, Chairman, President and Chief Executive Officer and nonemployee director Thomas A. Akin own 1.33% and 2.16%, respectively, of Texstar’s capital stock. Thomas A. Akin is also a member of Texstar’s Board of Directors. Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms. The current lease term expires in April 2019. The current monthly rental rate is $15,404 and Texstar made lease payments totaling $171,788 in 2018.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC. The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness. These responsibilities are set forth in the Audit Committee charter. The above transaction was previously approved by the Board of Directors.

Other Matters

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should properly arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing to us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Michael Goldstone

ANNUAL MEETING OF SHAREHOLDERS OF

RUSH ENTERPRISES, INC.

May 14, 2019

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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20630000000000000000 6 051419

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

The Board of Directors recommends a vote "FOR" all nominees.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR Proposal 2 as more particularly described in the Proxy Statement dated April 2, 2019, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders.

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

RUSH ENTERPRISES, INC.

PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 14, 2019
This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the "Company") hereby appoints Steven L. Keller and Michael Goldstone, and each of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 14, 2019, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.'s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, the number of votes that the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the nominees listed in Proposal 1 and FOR ratification of the appointment of Ernst & Young LLP in Proposal 2.

(Continued and to be signed on the reverse side)

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